SMSC Guidance Update

Q2FY10 revenue expected to be at the high end of prior
guidance ($68 - $72M)

Orders are healthy with book-to-bill currently over 1.3

PC inventories remain healthy

Expect sequential Q2FY10 revenue growth in all geographies

Q2FY10 sales growth sequentially strongest in consumer &
automotive markets

PC growth moderating

Continue to expect Q3FY10 revenue to be up sequentially